UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Internet Capital Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

June 17, 2009

Mr. Talon Torressen

Fidelity Investments

One Spartan Way TS1E

Merrimack, NH 03054

Re: Recommendation to Amend the Internet Capital Group, Inc. Amended and Restated 2005 Omnibus Equity Compensation Plan

Dear Mr. Torressen:

Per our conversation regarding Fidelity Investment’s Proxy Voting Guidelines, senior management of Internet Capital Group, Inc. (the “Company”) will agree to recommend to the Company’s Board of Directors (the “Board”) the following changes to the Company’s Amended and Restated 2005 Omnibus Equity Compensation Plan (the “Plan”) prior to the end of the current fiscal year, subject to stockholder approval at the Company’s 2010 annual meeting of stockholders:

1. The Plan would be amended to provide that Stock Unit, Performance Share and Stock Award grants with performance-based vesting would have a minimum restriction period of one year and any such grants with time-based vesting would have a minimum aggregate restriction period of three years (with ratable vesting over such three-year period permitted); provided, however, that grants made after the date hereof representing up to five percent of the shares then-authorized pursuant to the Plan would not be subject to the foregoing restriction.

2. The Plan would be amended to limit the Board’s authority to accelerate the time at which any restrictions may lapse on grants made after the date hereof so that acceleration would be permitted only in the cases of death, disability or retirement of the Participant or a merger, consolidation, sale, reorganization, recapitalization, or a change in control of the Company; provided, however, that grants made after the date hereof representing up to five percent of the shares then-authorized pursuant to the Plan would not be subject to the foregoing restriction.

The management recommendations outlined above would be made in consideration of Fidelity’s support for the proposed amendment to the Plan to be voted on at the Company’s 2009 annual meeting of stockholders to be held on June 19, 2009.

Thank you for your continued support of Internet Capital Group, Inc.

Sincerely,

Walter W. Buckley, III

Chief Executive Officer

Internet Capital Group, Inc.

690 LEE ROAD • SUITE 310 • WAYNE, PA 19087 • 610-727-6900 • 610-727-6901 Fax

www.internetcapital.com